Exhibit 99.1

FOR IMMEDIATE RELEASE	NR06-28

DYNEGY INC. ANNOUNCES RESULTS OF OFFER TO CONVERT

AND CONSENT SOLICITATION FOR ALL OF ITS 4.75% CONVERTIBLE

SUBORDINATED DEBENTURES

HOUSTON (May 15, 2006) – Dynegy Inc. (NYSE: DYN) today announced the results of its offer to convert and consent solicitation relating to its 4.75% Convertible Subordinated Debentures due 2023. The offer to convert and consent solicitation expired at 5 p.m., New York City time, on Monday, May 15, 2006.

Dynegy has been advised by the conversion agent for the offer to convert and consent solicitation that $225,000,000 in aggregate principal amount of debentures, representing 100% of the previously outstanding debentures, were tendered for conversion. All debentures that were validly tendered and not withdrawn have been accepted for payment.

Holders will receive, for each $1,000 principal amount of debentures tendered in the offer, (a) 242.6595 shares of Dynegy Class A common stock issuable upon conversion of the debentures, (b) a premium of $193.85 payable in cash and (c) accrued and unpaid interest from February 15, 2006 up to (but not including) the date of payment payable in cash, subject to the terms and conditions of the offer to convert and consent solicitation. Dynegy also announced that it has received the requisite consents from the holders of the debentures to amend the indenture governing the debentures to eliminate the cross-default and cross-acceleration provisions contained in the indenture.

This announcement is for informational purposes only and shall not constitute an offer to purchase or convert, a solicitation of an offer to purchase or convert, or a solicitation of consents with respect to the debentures or any other security, nor shall there be any conversion or sale of these securities in any jurisdiction in which such offer, conversion, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction. Requests for documents relating to the offer to convert and consent solicitation, including the Prospectus and the Letter of Transmittal, may be directed to Global Bondholder Services, the Information Agent for the offer to convert and consent solicitation, at (212) 430-3774 or (800) 470-4200 (toll free).

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of more than 12,800 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

###